EXHIBIT (a)(5)(iii)

KAISER VENTURES INC.	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764
909.483.8500 909.944.6605
News Release

Contact:	Terry L. Cook (909) 483-8511

FOR IMMEDIATE RELEASE

KAISER VENTURES EXTENDS EXPIRATION DATE OF TENDER OFFER

ONTARIO, CA (November 14, 2008) — Kaiser Ventures LLC announced today that it is extending the expiration date of its previously announced offer to purchase up to 700,000 Class A Units. As amended, the offer will now expire at 3:00 p.m., Pacific Time, on December 1, 2008, unless extended or earlier terminated by Kaiser. The offer was previously scheduled to expire at 3:00 p.m., Pacific Time, on November 14, 2008.

Tenders of Units must be made on or prior to the expiration of the offer, and Units may be withdrawn at any time on or prior to the time the Units validly tendered are accepted for payment. As of 5:00 p.m., Pacific Time, on November 13, 2008, 105,656 Units had been validly tendered and not properly withdrawn.

The tender offer remains subject to various terms and conditions described in the Offer to Purchase and Letter of Transmittal that have been mailed to all Unitholders and filed with the U.S. Securities and Exchange Commission on Schedule TO-I on October 15, 2008 and to the amendment to Schedule TO-I filed on October 29, 2008. Unitholders should read the Tender Offer Statement, Offer to Purchase and Letter of Transmittal as it contains important information about the tender offer. Unitholders can obtain the Tender Offer Statement on Schedule TO-I and other filed documents for free at the SEC’s website at www.sec.gov. Unitholders can call ACS Securities Services, Inc., the depositary for the offer, at (866) 275-3703 or call or email Kaiser at (909) 483-8500 or ir@kaiserventures.com with questions and requests for information about the tender offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL KAISER’S CLASS A UNITS. THE COMPANY OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT KAISER FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS DISTRIBUTED TO ITS UNITHOLDERS; COPIES ARE AVAILABLE FOR FREE FROM KAISER OR ON THE COMMISSION’S WEBSITE AT WWW.SEC.GOV. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE COMPANY OFFER, UNITHOLDERS SHOULD CAREFULLY READ EACH OF THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE COMPANY OFFER.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, Kaiser’s actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, claims that relate to Eagle Mountain, including the adverse federal land exchange litigation, pre-bankruptcy activities of Kaiser Steel Corporation, its predecessor, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on its permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits, including Kaiser’s conclusion that the Company Offer will not result in Kaiser being treated as a “publicly traded partnership”; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California. Kaiser’s business could be affected by a number of other factors, including the risk factors listed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-KSB for the year-ended December 31, 2007 and the quarterly reports on Form 10-Q for the quarters-ended March 31, 2008, June 30, 2008 and September 30, 2008. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.